Exhibit 18
March 8, 2006
Terra Nitrogen Company, L.P.
600 Fourth Street
Sioux City, Iowa 51101
Dear Sirs:
We have audited the consolidated financial statements of Terra Nitrogen Company, L.P. (the “Partnership”) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 8, 2006, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the Partnership’s policy for determining which items are treated as cash equivalents. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2005 of the change in the Partnership’s policy for determining which items are treated as cash equivalents. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
DELOITTE & TOUCHE LLP
Omaha, Nebraska